Exhibit 99.2

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of September 23, 2024, is by and among TOWNEBANK, a Virginia banking corporation (“Towne”), VILLAGE BANK AND TRUST FINANCIAL CORP., a Virginia corporation (“Holding Company”), and the undersigned shareholder of Holding Company (“Shareholder”). All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of Towne and Holding Company have approved a business combination of their companies through the merger of Towne Merger Sub with and into Holding Company (the “Merger”), the merger of Holding Company with and into Towne immediately after the Merger (the “Second Step Merger”), and the merger of Bank Subsidiary with and into Towne immediately after the Second Step Merger (the “Bank Merger” and, together with the Merger and the Second Step Merger, the “Transaction”) pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of September 23, 2024, by and among Towne, Towne Merger Sub, Holding Company and Bank Subsidiary, and a related Plan of Merger, Second Step Plan of Merger and Bank Plan of Merger (together, the “Merger Agreement”);

WHEREAS, Shareholder is the beneficial and/or registered owner of, and has the right and power to vote or direct the disposition of the number of shares of common stock, par value $4.00 per share, of Holding Company (“Holding Company Common Stock”) set forth below Shareholder’s name on the signature page hereto (such shares, together with all shares of Holding Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, but excluding any securities beneficially owned by Shareholder as a trustee or fiduciary, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to Towne, Towne Merger Sub, Holding Company and Bank Subsidiary entering into the Merger Agreement, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Agreement to Vote.

During the term of this Agreement and at such time as Holding Company conducts the Holding Company Shareholders Meeting, Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement and the Holding Company Articles Amendment at the Holding Company Shareholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holding Company or Bank Subsidiary under the Merger Agreement or of Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of conditions of Towne, Towne Merger Sub, Holding Company or Bank Subsidiary under the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, Shareholder shall not be obligated to vote as required in this Section 1 in the event that (i) Towne is at the time of the Holding Company Shareholders Meeting in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement that would give Holding Company and Bank Subsidiary the right not to consummate the Transaction under the Merger Agreement or (ii) the Board of Directors of Holding Company have effected a Change of Recommendation in accordance with Section 5.5 of the Merger Agreement, provided that Shareholder has delivered a Written Termination Notice to Towne in accordance with Section 5(b) of this Agreement.

2.Covenants of Shareholder.

The Shareholder covenants and agrees as follows:

(a)Ownership. The Shareholder is the beneficial and/or registered owner of the Shares as set forth below Shareholder’s name on the signature page hereto. Except for Shareholder’s Shares, Shareholder is not the beneficial or registered owner of any other shares of Holding Company Common Stock or rights to acquire shares of Holding Company Common Stock and for which Shareholder has the right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b)Restrictions on Transfer. During the term of this Agreement, Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.

(c)Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)No Breach. None of the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or bound or to which the Shares are subject.

(e)No Liens. The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder and (ii) Liens, if any, which have been disclosed to Towne in writing.

(f)Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g)Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h)No Solicitation. During the term of this Agreement, Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Shareholder shall promptly (within twenty-four hours) notify Towne (as provided in the Merger Agreement) of Shareholder’s receipt of any Acquisition Proposal, or any other proposal or inquiry that could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions thereof, and the identity of the person making such proposal or inquiry. Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of Holding Company is permitted to engage in negotiations or discussions with any person who made an unsolicited, bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, Shareholder shall be permitted, at the request of the Board of Directors of Holding Company, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of Holding Company, provided that Shareholder first executes a confidentiality agreement on terms no less restrictive with respect to the confidential treatment of information than the Confidentiality Agreement dated July 15, 2024 between Towne and Janney Montgomery Scott as an agent of Holding Company.

(i)Statements. The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Transaction or that other shareholders of Holding Company should not support the Transaction.

3.No Prior Proxies.

The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Holding Company affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of Holding Company issued to or acquired by Shareholder.

5.Term; Termination.

(a)The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Time, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of Shareholder, Holding Company or Towne, or their respective officers or directors, except that nothing in this Section 5 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

(b)If the Board of Directors of Holding Company takes action (the “Board Action”) to effect a Change of Recommendation in accordance with Section 5.5 of the Merger Agreement, Shareholder may terminate Shareholder’s obligations under the first sentence of Section 1 of this Agreement by delivering written notice of such termination (a “Written Termination Notice”) to Towne (as provided in the Merger Agreement) no later than forty-eight hours after receiving notice of the Board Action.

6.Stop Transfer Order.

Notwithstanding the foregoing, nothing in this agreement shall prevent Shareholder from depositing any Shares held in book-entry or certificated form into any brokerage account that is titled in Shareholder’s name and/or in the name of any lender holding a Lien on such shares that is identified in accordance with Section 2(e), and Holding Company agrees to use its reasonable best efforts to effect any such transfer that may be requested by Shareholder during the period referred to in the immediately preceding sentence, including by instructing its transfer agent to temporarily suspend any stop order solely for the purpose of effecting such transfer.

7.Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

8.Banking Relationships.

Notwithstanding any other terms and provisions of this Agreement, including Section 5, the Shareholder further covenants and agrees that (i) from the date hereof and through the Bank Merger Effective Time, he or she will use best efforts to maintain and continue with Bank Subsidiary such banking relationships (e.g., lending, deposit or other accounts) that the Shareholder (or affiliates thereof) currently maintains with Holding Company and Bank Subsidiary, in form and substance substantially the same as currently maintained; and (ii) after the Transaction and until the one (1) year anniversary of the Transaction, he or she will use best efforts to maintain and continue with Towne such banking relationships that the Shareholder (or affiliates thereof) maintained with Holding Company and Bank Subsidiary prior to the Transaction.

9.Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

10.Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11.Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to Holding Company or Towne, the applicable address set forth in Section 8.5 of the Merger Agreement, and (ii) with respect to Shareholder, at the address for Shareholder shown on the records of Holding Company.

12.Benefit of Agreement; Assignment.

(a)This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b)The parties hereto agree and designate Bank Subsidiary as a third-party beneficiary of this Agreement, with Bank Subsidiary having the right to enforce the terms hereof.

13.Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. A facsimile copy or electronic transmission of the signature page hereto shall be deemed to be an original signature page.

14.Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, Towne, Holding Company and Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

TOWNEBANK

By:	/s/ G. Robert Aston, Jr.
G. Robert Aston, Jr.
Executive Chairman

VILLAGE BANK & TRUST FINANCIAL CORP.

By:	/s/ James E. Hendricks, Jr.
James E. Hendricks, Jr.
President and Chief Executive Officer

SHAREHOLDER

/s/ Kenneth Lehman

Kenneth Lehman

Number of Shares
(including restricted stock:

Number of Shares Pledged: